UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 27, 2006
WEBSIDESTORY, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-31613 (Commission File Number)	33-0727173 (IRS Employer Identification No.)

10182 Telesis Court, 6 th Floor, San Diego, California (Address of Principal Executive Offices)		92121 (Zip Code)
Registrant’s telephone number, including area code: (858) 546-0040
Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement; Item 1.02 Termination of a Material Definitive Agreement; Item 2.02 Results of Operations and Financial Condition; Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
EXHIBIT 10.1
EXHIBIT 99.1

     This Current Report on Form 8-K is filed by WebSideStory, Inc., a Delaware corporation (the “Company”), in connection with the matters described herein.
Item 1.01 Entry Into a Material Definitive Agreement; Item 1.02 Termination of a Material Definitive Agreement; Item 2.02 Results of Operations and Financial Condition; Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Appointment of James W. MacIntyre, IV as President and CEO
     On October 29, 2006, the Board of Directors of the Company (the “Board”) appointed James W. MacIntyre, IV as chief executive officer, president and a director of the Company, effective as of November 20, 2006.
     Prior to November 20, 2006, Mr. MacIntyre will continue to serve as the chief executive officer of Visual Sciences, LLC, a subsidiary of the Company, a position he assumed in February 2006. Mr. MacIntyre, age 39, co-founded Visual Sciences, LLC, a customer analytics software and managed service business, in February 2001 and served as its chief executive officer until February 2006, when the Company completed its merger with Visual Sciences, LLC. From 1986 to February 2001, Mr. MacIntyre worked in various capacities for a variety of software, telecommunications and financial service companies, including various Cisneros Family held companies, Everbank and OneSoft Corporation. Mr. MacIntyre received a bachelors degree with honors from the University of Vermont with a major in philosophy and a minor in economics.
Executive Employment Agreement with James W. MacIntyre
     In connection with Mr. MacIntyre’s appointment, the Company entered into an Executive Employment Agreement with Mr. MacIntyre dated as of October 29, 2006. The employment agreement provides that Mr. MacIntyre will become president and chief executive officer and a director of the Company, effective as of November 20, 2006. The employment agreement is not for any specified period, and Mr. MacIntyre’s employment with the Company may be terminated, with or without cause, by either the Company or Mr. MacIntyre.
     The employment agreement sets forth Mr. MacIntyre’s initial base salary of $375,000 per year. Pursuant to the employment agreement, Mr. MacIntyre is eligible to receive a performance bonus for 2006 under his current Visual Sciences, LLC bonus plan, and he is eligible to receive a performance bonus each fiscal year commencing in fiscal 2007 that is determined by the compensation committee of the Company’s Board of Directors and is based upon Mr. MacIntyre’s achievement of goals and objectives as determined by the compensation committee and Mr. MacIntyre. Mr. MacIntyre’s initial performance bonus target for fiscal 2007 is $225,000. Mr. MacIntyre’s salary and target performance bonus are subject to increase upon review annually by and at the sole discretion of the compensation committee. Mr. MacIntyre also has the right to participate in the benefit plans that the Company provides for all of its employees.
     In connection with Mr. MacIntyre’s commencement of employment with the Company, the Company agreed to grant Mr. MacIntyre a non-qualified stock option to purchase 400,000 shares of Company common stock, effective on the third business day following the Company’s announcement of its results of operations for the third fiscal quarter of 2006, at a per share exercise price equal to the fair market value of a share of Company common stock on the effective date of the grant. In addition, the Company agreed to grant Mr. MacIntyre a non-qualified stock option to purchase 100,000 shares of Company common stock, effective on January 2, 2007, at a per share exercise price equal to the fair market value of a share of Company common stock on the effective date of the grant. Each of such stock options will vest in equal monthly installments over a five-year period beginning on the first day of each calendar month following the date of grant. The options will be granted pursuant to, and subject to the terms and conditions of, the Company’s 2004 Equity Incentive Award Plan, as the same may be amended from time to time in accordance with its terms.
     If Mr. MacIntyre dies or his employment is terminated as a result of his disability, discharge for cause or resignation other than for good reason, he will receive accrued salary and bonus through the date of termination. If Mr. MacIntyre’s employment is terminated as a result of his disability, the Company will continue to pay for his health, dental and disability insurance benefits for 12 months following such termination.
     Mr. MacIntyre’s employment agreement also provides him with certain severance benefits in the event his employment is terminated under certain circumstances. The employment agreement provides that, in the event Mr. MacIntyre’s employment is terminated by the Company other than for death, disability or cause, or if he resigns for good reason, he will receive accrued salary and bonus through the date of termination plus a severance benefit equal to his monthly salary payable for 12 months, and the Company will continue to pay for his health, dental and disability insurance benefits for 12 months following such termination. In addition, in the event Mr. MacIntyre’s employment is terminated by the Company other than for death, disability or cause, or if he resigns for good reason, the Company’s repurchase rights will lapse as to 25% of any restricted stock awards remaining unvested on the date of termination (Mr. MacIntyre currently has no restricted stock awards), and his stock options will become immediately exercisable as to the greater of 25% of the shares remaining unvested on the date of termination or 125,000 shares.
     In the event of a change in control of the Company, if Mr. MacIntyre is then employed by the Company, the Company’s repurchase rights will lapse as to 50% of Mr. MacIntyre’s restricted stock awards, if any, remaining unvested on the date of the change in control, and his stock options will become immediately exercisable as to 50% of the shares remaining unvested on the date of the change in control. In addition, if the Company terminates Mr. MacIntyre’s employment other than for death, disability or cause, or if he resigns for good reason, in either case within six months prior to the date of a change in control of the Company in certain circumstances, or within 12 months following a change in control of the Company, (1) he will receive accrued salary and bonus through the date of termination plus 12 months of salary in a lump sum payment, (2) the Company will continue to pay for his health, dental and disability insurance benefits for 12 months following such termination, (3) the Company’s repurchase rights will lapse as to 100% of Mr. MacIntyre’s restricted stock awards remaining unvested on the date of termination (Mr. MacIntyre currently has no restricted stock awards) and (4) his stock options will become immediately exercisable as to 100% of the shares remaining unvested on the date of termination, other than 125,000 of the then remaining unvested shares, which will vest in equal installments on a monthly basis over a period of 15 months in exchange for Mr. MacIntyre’s continuing to provide transition consulting services to the Company during such period. In the event that Mr. MacIntyre incurs excise taxes because any of such payments are determined to be excess parachute payments under Section 280G of the Internal Revenue Code, the Company will pay to Mr. MacIntyre an additional amount equal to the lesser of 50% of the excise taxes incurred by Mr. MacIntyre, or $500,000.
     For purposes of Mr. MacIntyre’s employment agreement and stock options, the terms “cause,” “good reason” and “change in control” will have the definitions ascribed to such terms in his employment agreement. The description of Mr. MacIntyre’s employment agreement contained in this report is qualified in its entirety by reference to the full text of the employment agreement, a copy of which is attached hereto as Exhibit 10.1. Effective as of November 20, 2006, Mr. MacIntyre’s employment agreement will supercede his existing Amended and Restated Employment Agreement dated as of February 1, 2006 between Mr. MacIntyre and Visual Sciences, LLC.
     The Company has agreed to reimburse Mr. MacIntyre for the cost to rent a temporary residence for Mr. MacIntyre and his family in the San Diego, California area until the earlier of Mr. MacIntyre’s acquisition of a primary residence in the San Diego, California area, or December 31, 2007. The Company also has agreed to reimburse Mr. MacIntyre for certain relocation expenses incurred in connection with moving his primary residence to the San Diego, California area and for the income taxes related to such reimbursements. If Mr. MacIntyre has not relocated his primary residence to the San Diego, California area by December 31, 2007, until he completes such relocation, Mr. MacIntyre’s performance bonus is subject to a reduction of up to 50%, and up to 50% of his stock options that would otherwise vest each subsequent month are subject to cancellation, at the discretion of and following notice by the Board.
Other Transactions between Mr. MacIntyre and the Company
     In February 2006, a subsidiary of the Company merged with Visual Sciences, LLC in exchange for $22.0 million in cash, 568,512 shares of common stock, warrants to purchase 1,082,923 shares of common stock, which expire on August 1, 2007 and have an exercise price of $18.4685 per share, and $20.0 million in aggregate principal amount of unsecured senior notes. As previously disclosed in the Company’s Proxy Statement for its 2006 annual meeting of stockholders filed with the SEC on April 18, 2006, Mr. MacIntyre, who at the time of the merger was the chief executive officer and a significant member of Visual Sciences and who is now the chief executive officer of the Company’s Visual Sciences, LLC subsidiary, received approximately $5.4 million in cash, 161,749 shares of common stock, which are being held in escrow until April 1, 2007 to satisfy possible indemnification claims, if any, of the Company against the former members of Visual Sciences, a warrant to purchase 308,095 shares of Company common stock and an unsecured senior note from the Company in the approximate principal amount of $5.7 million.
     Since the date of the Company’s Proxy Statement for its 2006 annual meeting of stockholders, filed with the SEC on April 18, 2006, neither the Company nor any of its subsidiaries has entered into any transactions with Mr. MacIntyre of the sort described under Item 404(a) of Regulation S-K except for regular compensation in accordance with his employment agreement with Visual Sciences, LLC.

Resignation of Jeffrey W. Lunsford as President and CEO
     On October 27, 2006, Jeffrey W. Lunsford resigned as president and chief executive officer of the Company, effective as of November 19, 2006, to become chief executive officer of a privately-held company. Mr. Lunsford continues to serve as a director of the Company. In connection with his resignation, Mr. Lunsford agreed to terminate his remaining unvested stock options as of November 2, 2006. The Company agreed that Mr. Lunsford’s vested stock options as of such date would continue to remain exercisable in accordance with their terms while Mr. Lunsford serves as a member of the Company’s Board of Directors.
Appointment of William H. Harris, Jr. as Non-Executive Chairman of the Board
     Also on October 27, 2006 the Company’s Board of Directors appointed existing director William H. Harris, Jr. as non-executive Chairman of the Board. Mr. Harris has served as a member of the Board since April 2005. Since 2000, Mr. Harris has been a private investor, and Mr. Harris currently serves on the board of directors of Earthlink, Inc. and several private companies. Formerly, Mr. Harris served as chief executive officer of PayPal, Inc. from 1999 to 2000. From 1994 through 1999, Mr. Harris served as the executive vice president and then subsequently as chief executive officer of Intuit, Inc. From 1991 through 1993, Mr. Harris served as president of ChipSoft, Inc. Mr. Harris holds a B.A. degree in American studies from Middlebury College and an M.B.A. from Harvard Business School.
Press Release
     On October 30, 2006, the Company announced the various appointments and resignations described above in a press release. In the Company’s press release, the Company also stated, among other things, that it expected to meet or exceed its previously issued revenue and earnings guidance for the third quarter of 2006. A copy of the press release is attached hereto as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1	Executive Employment Agreement made and entered into effective as of October 29, 2006 between WebSideStory, Inc. and James W. MacIntyre, IV

99.1	Press Release dated October 30, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEBSIDESTORY, INC.
Date: November 2, 2006	By:	/s/ Claire Long
Claire Long
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Employment Agreement made and entered into effective as of October 29, 2006 between WebSideStory, Inc. and James W. MacIntyre, IV

99.1	Press Release dated October 30, 2006